Exhibit 99.1

Axiall Reports Third-Quarter 2013 Results

ATLANTA — November 5, 2013 — Axiall Corporation (NYSE: AXLL) today announced financial results for the quarter ended September 30, 2013.

Axiall reported net sales of $1.2 billion for the third quarter of 2013, compared to net sales of $813.5 million for the third quarter of 2012.  The company reported Net income attributable to Axiall of $39.0 million, or $0.55 per diluted share, for the third quarter of 2013, compared to Net income attributable to Axiall of $39.3 million, or $1.12 per diluted share, for the third quarter of 2012.  The company reported Adjusted Net Income of $68.3 million and Adjusted Earnings per Share of $0.97 for the third quarter of 2013, compared to Adjusted Net Income of $47.5 million, and Adjusted Earnings per Share of $1.37, for the third quarter of 2012. The company reported Adjusted EBITDA of $175.0 million for the third quarter of 2013, compared to Adjusted EBITDA of $106.7 million for the same quarter in the prior year.

Adjusted Net Income Reconciliation

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2013	2012	2013	2012
Net income attributable to Axiall	$39.0	$39.3	$108.3	$88.2
Pretax charges (benefits):
Fair value of inventory — purchase accounting	—	—	13.4	—
Merger related and other, net	11.4	14.8	24.3	27.2
Costs to attain Merger synergies	6.4	—	18.4	—
Long-lived asset impairment charges (recoveries), net	25.8	—	28.4	(0.8)
Gain on sale of assets	—	(1.9)	—	(19.3)
Gain on acquisition of controlling interests	—	—	(23.5)	—
Loss on redemption and other debt costs	—	—	78.5	—
Total pretax charge	43.6	12.9	139.5	7.1
Provision for taxes related to these items	14.3	4.7	50.3	2.5
After tax effect of above items	29.3	8.2	89.2	4.6
Adjusted Net Income	$68.3	$47.5	$197.5	$92.8

Diluted earnings per share attributable to Axiall	$0.55	$1.12	$1.62	$2.53

Adjusted Earnings Per Share	$0.97	$1.37	$2.95	$2.65

Adjusted EBITDA	$175.0	$106.7	$506.5	$236.5

“In our chemicals business, the energy advantage continued to support strong export demand and, as previously identified, the merged organization is focused on leveraging the combined assets to achieve synergy objectives and take advantage of our diverse portfolio — particularly serving the merchant chlorine, derivatives and vinyls markets,” said Paul Carrico, president and chief executive officer.  “With these efforts, we achieved a significant milestone by surpassing our year-one synergy target of a $60 million run rate after just three quarters.  We now are focused on leveraging this flexibility and our strong operating rates to create synergies in excess of our year-end 2014 target of $115 million.

“We continue to be encouraged by the North American advantage in energy and the increasing evidence of a U.S. housing recovery.  During the third quarter, our building products business grew sales volume 10 percent and expanded margins,” Carrico said.

Chlorovinyls

In the Chlorovinyls segment, third quarter 2013 net sales were $750.0 million compared to $329.1 million during the third quarter of 2012. The increase in net sales was primarily driven by the sales contributed by the merged business. The segment posted Adjusted EBITDA of $151.5 million in the third quarter of 2013, compared to Adjusted EBITDA of $84.7 million for the same quarter in the prior year.   The $66.8 million increase in Adjusted EBITDA was primarily due to the contribution from the merged business, partially offset by higher energy, feedstock and maintenance costs.

Building Products

In the Building Products segment, net sales were $253.4 million for the third quarter of 2013, compared to $246.2 million for the same quarter in the prior year.  The net sales increase was driven by a 26-percent increase in U.S. sales volume, partially offset by a 3-percent decrease in sales volume in Canada.  The third quarter of 2013 also includes a $24.9 million non-cash goodwill and intangibles impairment charge related to our window and door profiles business as well as a $2.9 million restructuring charge related to plant footprint reductions.  The segment’s Adjusted EBITDA was $31.1 million for the third quarter of 2013, compared to $24.9 million of Adjusted EBITDA during the same quarter of the prior year.  The $6.2 million increase was primarily due to higher sales volumes, improved conversion costs, and lower selling, general and administrative costs.

Aromatics

In the Aromatics segment, net sales decreased to $194.1 million for the third quarter of 2013 from $238.2 million for the third quarter of 2012, due primarily to lower cumene sales volumes, partially offset by higher cumene and acetone sales prices.  During the third quarter of 2013, the segment recorded Adjusted EBITDA of $5.5 million, compared to Adjusted EBITDA of $11.4 million during the same quarter in 2012.  The decrease was primarily due to lower domestic and export sales volumes.

Conference Call

The company will discuss third-quarter financial results and business developments via conference call and webcast on Wednesday, November 6, at 10:00 a.m. Eastern time.  To access the company’s third-quarter conference call, please dial (877) 312-5406 (domestic) or (706) 679-9856 (international).  Playbacks will be available from 11:00 a.m. Eastern time on Wednesday, November 6, until 11:59 p.m. Eastern time on Wednesday, November 20.  Playback numbers are (855) 859-2056 or (800) 585-8367. The conference call ID number is 93520091.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company. It is an international manufacturer of chlor-alkali and derivatives, chlorovinyls and aromatics products including chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents, calcium hypochlorite, ethylene dichloride, muriatic acid, phosgene derivatives, polyvinyl chloride, vinyl compounds, acetone, cumene and phenol. It also manufactures vinyl-based building and home improvement products that are marketed under Royal Building Products, Celect™, Zuri™, Kor Flo™, Overture,

S4S and Exterior Portfolio brands, including window and door profiles, mouldings, siding, pipe and pipe fittings, and decking. Axiall, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers.  For more information, visit www.axiall.com.

Cautionary Statements About Forward-Looking Information

This press release contains certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future. Any such statements other than statements of historical fact are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  Words or phrases such as “anticipate,” “believe,” “plan,” “estimate,” “project,” “may,” “will,” “intend,” “target,” “expect,” “would” or “could” (including the negative variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements.  These statements relate to, among other things, our outlook for future periods, global demand for our products, pricing trends and market forces within the chemical and building products industries, expectations regarding a recovery in the United States’ housing market, expected benefits of the merger with the PPG chemicals business, including our expectations regarding the amount of synergies to be achieved, the expected cost advantage of energy in North America and the expected duration of any such cost advantage and other statements of expectations concerning matters that are not historical facts. These statements are based on the current expectations of our management. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements included in this press release.  These risks and uncertainties include, among other things:  (i) a material adverse change, event or occurrence affecting Axiall or the newly acquired chemicals business; (ii) the ability of Axiall to successfully integrate the businesses of the chemicals business formerly owned by PPG with which Axiall has merged, which may result in the combined company not operating as effectively and efficiently as expected; (iii) the possibility that the merger and related transactions may involve other unexpected costs, liabilities or delays; and (iv) uncertainties regarding future prices, industry capacity levels and demand for Axiall’s products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate Axiall’s businesses or manufacture its products, Axiall’s ability to generate sufficient cash flows from its business after the merger, future economic conditions in the specific industries to which its products are sold, and global economic conditions.

In light of these risks, uncertainties, assumptions, and factors, the forward-looking events discussed in this press release may not occur. Other unknown or unpredictable factors could also have a material adverse effect on Axiall’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties applicable to Axiall and its business, see Axiall’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent filings with the SEC. As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Axiall does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its expectations, except as required by law.

CONTACTS:
Investor Relations	Media
Martin Jarosick	Alan Chapple
770-395-4524	770-395-4538

AXIALL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
(In millions, except share data)	2013	2012
Assets:
Cash and cash equivalents	$79.9	$200.3
Receivables, net of allowance for doubtful accounts of $5.6 million and $4.5 million at September 30, 2013 and December 31, 2012, respectively.	637.1	314.9
Inventories	414.8	288.4
Prepaid expenses and other	65.6	14.7
Deferred income taxes	10.4	21.1
Total current assets	1,207.8	839.4
Property, plant and equipment, net	1,649.3	637.7
Goodwill	1,720.0	217.2
Intangible assets, net	1,139.6	43.4
Other assets, net	76.4	63.6
Total assets	$5,793.1	$1,801.3
Liabilities and Equity:
Current portion of long-term debt	$2.8	$—
Accounts payable	332.0	211.2
Interest payable	12.8	18.9
Income taxes payable	3.8	15.1
Accrued compensation	47.5	44.7
Other accrued current liabilities	128.7	61.2
Total current liabilities	527.6	351.1
Long-term debt, excluding the current portion of long-term debt	1,330.5	448.1
Lease financing obligation	108.3	112.3
Deferred income taxes	743.9	177.9
Pensions and other postretirement benefits	331.5	48.3
Other non-current liabilities	171.1	60.1
Total liabilities	3,212.9	1,197.8

Commitments and contingencies

Equity:
Preferred stock—$0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock—$0.01 par value; shares authorized: 200,000,000 and 100,000,000 at September 30, 2013 and December 31, 2012, respectively; issued and outstanding: 69,883,188 and 34,546,767 at September 30, 2013 and December 31, 2012, respectively.	0.7	0.3
Additional paid-in capital	2,269.5	487.1
Retained earnings	223.6	138.0
Accumulated other comprehensive loss, net of tax	(32.2)	(21.9)
Total Axiall stockholders’ equity	2,461.6	603.5
Noncontrolling interest	118.6	—
Total equity	2,580.2	603.5
Total liabilities and equity	$5,793.1	$1,801.3

AXIALL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2013	2012	2013	2012
Net sales	$1,197.5	$813.5	$3,531.5	$2,541.1
Operating costs and expenses:
Cost of sales	984.9	673.2	2,925.6	2,210.5
Selling, general and administrative expenses	93.9	53.5	269.9	153.0
Long-lived asset impairment charges (recoveries), net	25.8	—	28.4	(0.8)
Transaction related costs and other, net	14.8	14.8	33.7	27.2
Gain on sale of assets, net	—	(1.9)	—	(19.3)
Total operating costs and expenses	1,119.4	739.6	3,257.6	2,370.6
Operating income	78.1	73.9	273.9	170.5
Interest expense, net	(19.7)	(14.7)	(57.4)	(43.6)
Foreign exchange loss	(0.4)	(0.2)	—	(0.6)
Loss on redemption and other debt costs	—	—	(78.5)	—
Gain on acquisition of controlling interest	—	—	23.5	—
Income before income taxes	58.0	59.0	161.5	126.3
Provision for income taxes	18.7	19.7	51.3	38.1
Consolidated net income	39.3	39.3	110.2	88.2
Less net income attributable to noncontrolling interest	0.3	—	1.9	—
Net income attributable to Axiall	$39.0	$39.3	$108.3	$88.2

Earnings per share attributable to Axiall:
Basic	$0.56	$1.13	$1.63	$2.54
Diluted	$0.55	$1.12	$1.62	$2.53

Weighted average common shares outstanding:
Basic	69.9	34.5	66.4	34.4
Diluted	70.4	34.9	66.8	34.6

Dividends per common share	$0.16	$0.08	$0.32	$0.16

AXIALL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012
Cash flows from operating activities:
Consolidated net income	$39.3	$39.3	$110.2	$88.2
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation	40.3	21.0	108.1	62.1
Amortization	16.5	2.0	49.0	5.9
Deferred income taxes	0.8	(0.2)	(10.0)	(3.0)
Loss on redemption and other debt costs	—	—	78.5	—
Gain on acquisition of controlling interest	—	—	(23.5)	—
Long-lived asset impairment charges (recoveries), net	25.8	—	28.4	(0.8)
Gain on sale of assets	—	(1.9)	—	(19.3)
Other non-cash items	1.3	(0.2)	9.4	8.4
Change in operating assets and liabilities, and other (excluding effects of acquisition)	64.0	20.6	(194.1)	(75.8)
Net cash provided by operating activities	188.0	80.6	156.0	65.7
Cash flows from investing activities:
Capital expenditures	(52.9)	(15.1)	(108.5)	(55.8)
Proceeds from sale of assets	11.1	1.9	11.1	23.6
Cash acquired in acquisition	—	—	26.7	—
Net cash used in investing activities	(41.8)	(13.2)	(70.7)	(32.2)
Cash flows from financing activities:
Borrowings on ABL revolver	—	—	402.5	183.4
Repayments on ABL revolver	(105.2)	—	(402.5)	(183.4)
Issuance of long-term debt	—	—	450.0	—
Long-term debt payments	(0.7)	—	(531.1)	—
Make-whole and other fees paid related to financing activities	(0.2)	(0.6)	(98.0)	(0.6)
Dividends paid	(5.6)	(2.8)	(11.2)	(2.8)
Distribution to noncontrolling interest	—	—	(13.3)	—
Excess tax benefits from share-based payment arrangements	0.1	3.2	0.8	3.3
Stock compensation plan activity	(0.2)	(4.7)	(1.5)	(5.1)
Net cash used in financing activities	(111.8)	(4.9)	(204.3)	(5.2)
Effect of exchange rate changes on cash and cash equivalents	1.2	0.6	(1.4)	1.6
Net change in cash and cash equivalents	35.6	63.1	(120.4)	29.9
Cash and cash equivalents at beginning of period	44.3	55.4	200.3	88.6
Cash and cash equivalents at end of period	$79.9	$118.5	$79.9	$118.5

Significant non-cash transaction

On January 28, 2013 we acquired substantially all of the assets and liabilities of PPG Industries, Inc.’s (“PPG”) business relating to the production of chlorine, caustic soda and related chemicals, through a merger between a subsidiary of PPG and a subsidiary of the Company. The purchase price for these transactions was approximately $2.8 billion and consisted of: (i) the issuance of approximately 35.2 million shares of our common stock valued at approximately $1.8 billion; (ii) the assumption of $967.0 million of debt; and (iii) the assumption of certain other liabilities including pension and other postretirement obligations. The final purchase price is subject to a settlement with PPG related to the final working capital and funding status of certain pension benefit plans of the Merged Business as of the date of acquisition.

AXIALL CORPORATION AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2013	2012	2013	2012
Sales
Chlorovinyls products	$750.0	$329.1	$2,166.3	$998.5
Building products	253.4	246.2	660.0	685.8
Aromatics products	194.1	238.2	705.2	856.8
Net sales	$1,197.5	$813.5	$3,531.5	$2,541.1
Operating income (loss)
Chlorovinyls products	$101.6	$73.8	$311.0	$160.2
Building products	(6.7)	14.7	(0.9)	23.7
Aromatics products	5.2	11.1	22.5	46.2
Unallocated corporate	(22.0)	(25.7)	(58.7)	(59.6)
Total operating income	$78.1	$73.9	$273.9	$170.5

Reconciliation of Non-GAAP Financial Measures

Axiall has supplemented its financial statements prepared in accordance with GAAP that are set forth in this press release (the “Financial Statements”) with three non-GAAP financial measures: (i) Adjusted Net Income; (ii) Adjusted Earnings Per Share; and (iii) Adjusted EBITDA.

Adjusted Net Income is defined as Net income attributable to Axiall excluding adjustments for tax effected cash and non-cash restructuring charges and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains or losses on redemption and other debt costs, and sales of certain assets, certain purchase accounting and certain non-income tax reserve adjustments, professional fees related to a previously disclosed and withdrawn unsolicited offer and the Merger, costs to attain Merger-related synergies, goodwill, intangibles, and other long-lived asset impairments.

Adjusted Earnings Per Share is calculated using Adjusted Net Income rather than consolidated net income calculated in accordance with GAAP and applying the two class earnings per share method.

Adjusted EBITDA is defined as Earnings Before Interest, Taxes, Depreciation, and Amortization, cash and non-cash restructuring charges and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains or losses on redemption and other debt costs, and sales of certain assets, certain purchase accounting and certain non-income tax reserve adjustments, professional fees related to a previously disclosed and withdrawn unsolicited offer and the Merger, costs to attain Merger-related synergies, goodwill, intangibles, and other long-lived asset impairments, and interest expense related to the lease financing transaction discussed in Note 8 to the accompanying unaudited condensed consolidated financial statements in the most recent Quarterly Report on Form 10 Q.

Axiall has supplemented the Financial Statements with Adjusted Net Income and Adjusted Earnings Per Share because investors commonly use financial measures such as Adjusted Net Income and Adjusted Earnings Per Share as a component of performance and valuation analysis for companies, such as Axiall, that recently have engaged in transactions that result in non-recurring pre-tax charges or benefits that have a significant impact on the calculation of net income pursuant to GAAP, in order to approximate the amount of net income that such a company would have achieved absent those non-recurring, transaction related charges or benefits. In addition, Axiall has supplemented the Financial Statements with Adjusted Net Income and Adjusted Earnings Per Share because we believe these financial measures will be helpful to investors in approximating what Axiall’s net income would have been absent the impact of certain non-recurring, pre-tax charges and benefits related to the Merger, the company’s issuance of its 4.875 Notes and the Tender Offer and related redemption of its 9 percent notes. Axiall has supplemented the Financial Statements with Adjusted EBITDA because investors commonly use Adjusted EBITDA as a main component of valuation analysis of cyclical companies such as Axiall.

Adjusted Earnings Per Share, Adjusted Net Income and Adjusted EBITDA, are not measurements of financial performance under GAAP and should not be considered as an alternative to net income, or GAAP diluted earnings per share, as a measure of performance or to cash provided by operating activities as a measure of liquidity. In addition, our calculation of Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA, may be different from the calculation used by other companies and, therefore, comparability may be limited. Reconciliations of these non GAAP Financial measures to the most comparable GAAP measures are presented in the tables set forth below.

Adjusted Earnings Per Share Reconciliation

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Diluted earnings per share attributable to Axiall	$0.55	$1.12	$1.62	$2.53
Earnings per share related to adjustments between Net income attributable to Axiall and Adjusted Net Income	0.42	0.25	1.33	0.12
Adjusted Earnings Per Share	$0.97	$1.37	$2.95	$2.65

Adjusted EBITDA Reconciliations

Three Months Ended September 30, 2013

(In millions)	Chlorovinyls		Building Products	Aromatics	Unallocated Corporate & Non-operating expenses, net	Total

Adjusted EBITDA	$151.5		$31.1	$5.5	$(13.1)	$175.0
Costs to attain Merger synergies	(3.4	)(a)	—	—	(3.0)	(6.4)
Long-lived asset impairment charges, net	—		(25.8)	—	—	(25.8)
Depreciation and amortization	(45.7)		(9.1)	(0.3)	(1.7)	(56.8)
Interest expense, net	—		—	—	(19.7)	(19.7)
Provision for income taxes	—		—	—	(18.7)	(18.7)
Other	(1.1)		(2.9)	—	(4.3)	(8.3	)(b)
Consolidated net income (c)	$101.3		$(6.7)	$5.2	$(60.5)	$39.3

(a)	Includes $3.0 million of plant reliability improvement initiatives that are included in cost of sales on our condensed consolidated statements of income.
(b)	Includes $11.4 million Merger related and other, net, offset by $1.3 million for debt cost amortization and $1.8 million of lease financing obligations interest.
(c)	Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and provision for income taxes.

Three Months Ended September 30, 2012

(In millions)	Chlorovinyls	Building Products	Aromatics	Unallocated Corporate & Non-operating expenses, net	Total

Adjusted EBITDA	$84.7	$24.9	$11.4	$(14.3)	$106.7
Depreciation and amortization	(11.5)	(9.9)	(0.3)	(1.3)	(23.0)
Interest expense, net	—	—	—	(14.7)	(14.7)
Provision for income taxes	—	—	—	(19.7)	(19.7)
Other	0.6	(0.3)	—	(10.3)	(10.0	)(a)
Consolidated net income (b)	$73.8	$14.7	$11.1	$(60.3)	$39.3

(a)	Includes $13.1 million Merger related and other, net, offset by $1.9 million gain on sale of assets, $1.0 million for debt cost amortization and $1.8 million of lease financing obligations interest.
(b)	Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and provision for income taxes.

Nine Months Ended September 30, 2013

(In millions)	Chlorovinyls		Building Products	Aromatics	Unallocated Corporate & Non-operating expenses, net	Total

Adjusted EBITDA	$463.3		$56.8	$23.4	$(37.0)	$506.5
Fair value of inventory - purchase accounting	(13.4	)(a)	—	—	—	(13.4)
Costs to attain Merger synergies	(11.6)		—	—	(6.8)	(18.4)
Long-lived asset impairment charges, net	—		(28.4)	—	—	(28.4)
Depreciation and amortization	(124.7)		(26.5)	(0.9)	(5.0)	(157.1)
Interest expense, net	—		—	—	(57.4)	(57.4)
Gain on acquisition of controlling interest	23.5		—	—	—	23.5
Loss on redemption and other debt cost, net	—		—	—	(78.5)	(78.5)
Provision for income taxes	—		—	—	(51.3)	(51.3)
Other	(2.3)		(2.7)	—	(10.3)	(15.3	)(b)
Consolidated net income (c)	$334.8		$(0.8)	$22.5	$(246.3)	$110.2

(a)	Includes $9.0 million of plant reliability improvement initiatives that are included in cost of sales on our condensed consolidated statements of income.
(b)	Includes $24.3 million in Merger related and other, net, offset by $3.8 million for debt cost amortization and $5.4 million of lease financing obligations interest.
(c)	Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and provision for income taxes.

Nine Months Ended September 30, 2012

(In millions)	Chlorovinyls		Building Products	Aromatics	Unallocated Corporate & Non-operating expenses, net	Total

Adjusted EBITDA	$176.1		$52.7	$47.4	$(39.7)	$236.5
Long-lived asset impairment recoveries, net	—		0.8	—	—	0.8
Depreciation and amortization	(34.0)		(29.4)	(1.1)	(3.5)	(68.0)
Interest expense, net	—		—	—	(43.6)	(43.6)
Provision for income taxes	—		—	—	(38.1)	(38.1)
Other	18.1	(a)	(0.4)	—	(17.1)	0.6 (b)
Consolidated net income (c)	$160.2		$23.7	$46.3	$(142.0)	$88.2

(a)	Includes $19.3 million related to gain on sale of assets.
(b)	Includes $25.1 million Merger related and other, net, offset by $3.0 million for debt cost amortization and $5.5 million of lease financing obligations interest.
(c)	Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and provision for income taxes.

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